Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996

Linnea R. Olsen
Director, Investor Relations
410-872-8970

Jim Sabourin
February 2, 2005		Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

Fourth Quarter 2004 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the fourth quarter of 2004, which were highlighted by continued solid statutory earnings levels and an improved statutory capital position, improved benefit ratio trends in its group income protection line of business, stable persistency experience, and strong performance from its subsidiary companies.

“Overall, we are pleased with our fourth quarter performance,” said Thomas R. Watjen, president and chief executive officer. “The results are further indication that the strategies we’ve pursued over the last 18 months, and the difficult decisions we’ve made along the way, are having a positive impact on our results. I continue to be encouraged by the steady progress we have made toward improving our financial strength and operating earnings, enabling us to close 2004 in our strongest overall position ever.

“While we still face a number of challenges, not the least of which is a very competitive marketplace, the progress we’ve made gives us confidence that we can continue to build on the momentum created in 2004 and begin to profitably grow the company in the future.”

The Company reported net income of $134.5 million ($0.45 per diluted common share) for the fourth quarter of 2004, compared to a net loss of $347.2 million ($1.18 per diluted common share) for the fourth quarter of 2003. Included in the results for the fourth quarter of 2004 are net realized after tax investment gains of $16.8 million ($0.06 per diluted common share), compared to losses of $23.9 million ($0.08 per diluted common share) in the fourth quarter of 2003. Included in net realized investment gains and losses are after tax gains of $25.5 million in the fourth quarter of 2004 and $0.5 million in the fourth quarter of 2003 reflecting the increase in the fair value of DIG Issue B36 derivatives.

Excluding the net realized after tax investment gains and losses, income from continuing operations was $117.7 million ($0.39 per diluted common share) in the fourth quarter of 2004 compared to a loss of $184.1 million ($0.63 per diluted common share) in the fourth quarter of 2003. The Company believes operating income or loss, a non-GAAP financial measure which excludes realized investment gains and losses, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

Included in the results for the fourth quarter of 2004 is a charge of $127.0 million, before tax, or $87.8 million, after tax, ($0.29 per diluted common share) related to the settlement of the multistate market conduct examination, which was previously announced on November 18, 2004.

Also included in the fourth quarter of 2004 is income of $14.0 million before tax, or $51.1 million after tax ($0.17 per diluted common share), attributable to settlements with the Internal Revenue Service (IRS) pertaining to certain tax issues affecting the Company’s federal income tax liability related to years 1996 through 1998 and a favorable judgment in refund litigation for tax year 1984 which also entitles the Company to a refund of tax plus interest for all tax years subsequent to tax year 1984 in which the IRS had taken inconsistent positions on the deductibility of insurance tax reserves that were the subject of the litigation and for which the Company paid tax based on the IRS’ inconsistent positions.

Net investment income in the fourth quarter of 2004 totaled $564.5 million compared to $548.8 million in the fourth quarter of 2003. Included in net investment income for the fourth quarter of 2004 is $33.7 million ($21.9 million after tax) related to a periodic retrospective adjustment of the amortization of the purchase discount on the Company’s mortgage-backed securities, which results primarily from the current lower interest rate environment and a change in the timing of principal payments.

In conjunction with the restructuring of its Argentinean operation, the Company reduced its ownership position in this operation to 40 percent during the fourth quarter of 2004 and reported a before tax loss of $4.7 million. The Company also recognized from this transaction a tax benefit of $7.4 million, for an after tax gain of $2.7 million ($0.01 per diluted common share) on the transaction. The Company wrote down the book value of the Argentinean operation to its estimated fair value less cost to sell during the fourth quarter of 2003 and at that time recognized an impairment loss of $13.5 million before tax and $11.3 million after tax.

The net loss of $347.2 million for the fourth quarter of 2003 is comprised of a loss from continuing operations before cumulative effect of accounting principle change of $208.0 million, a loss from discontinued operations, net of tax, of $179.1 million, and a cumulative effect of accounting principle change, net of tax, of $39.9 million. Included in the loss from continuing operations is an increase in group income protection reserves of $440.0 million before tax or $286.0 million after tax. The loss from discontinued operations relates to the Company’s Canadian branch operation, which was accounted for as an asset held for sale at December 31, 2003, and includes after tax impairment charges of $196.9 million. The adoption of DIG Issue B36 effective October 1, 2003 resulted in a $39.9 million cumulative effect of accounting principle change, net of tax.

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, and results of discontinued operations.

The Income Protection segment reported an operating loss of $8.9 million in the fourth quarter of 2004, compared to a loss of $377.9 million in the fourth quarter of 2003. Included in the segment results for the fourth quarter of 2004 is a charge of $118.4 million related to the settlement of the multistate market conduct examination. In addition, net investment income for this segment in the fourth quarter of 2004 included $12.7 million for the periodic adjustment of the amortization of the purchase discount on mortgage-backed securities, $9.9 million of which is included in group income protection. The 2003 fourth quarter loss includes the reserve strengthening of $440.0 million for group income protection.

Within the segment, the group income protection line reported an operating loss of $47.1 million in the fourth quarter of 2004 compared to a loss of $429.0 million in the prior year fourth quarter. Included in the results for this line for the fourth quarter of 2004 is a loss of $116.7 million related to the settlement of the multistate market conduct examination. The benefit ratio for the group income protection line, excluding the impact of the multistate settlement, was 88.0 percent in the fourth quarter of 2004, compared to 92.9 percent in the fourth quarter of 2003, excluding the reserve strengthening. Submitted incidence in the Company’s group long-term income protection line was lower than the fourth quarter of 2003 as well as the third quarter of 2004, but claim recovery experience was generally lower than the prior year and prior quarter experience. The Company also reported improved earnings in its U. K. subsidiary, Unum Limited, and its group short-term income protection line of business.

Also within this segment, the recently issued individual income protection line of business reported operating income of $22.3 million in the fourth quarter of 2004, compared to operating income of $31.3 million in the fourth quarter of 2003. Included in the results for this line for the fourth quarter of 2004 is a charge of $1.7 million related to the settlement of the multistate market conduct examination.

The long-term care line, which includes the results of both the group and individual long-term care lines, reported operating income of $11.9 million in the fourth quarter of 2004, compared to $15.6 million in the fourth quarter of 2003. Finally, the disability management services line of business reported operating income of $4.0 million in the fourth quarter of 2004, compared to $4.2 million in the fourth quarter of 2003.

Premium income for the Income Protection segment increased 2.7 percent to $1,034.2 million in the fourth quarter of 2004, compared to $1,007.2 million in the fourth quarter of 2003. Within this segment, premium income for the group income protection line increased 0.9 percent to $785.7 million in the fourth quarter of 2004 from $779.0 million in the fourth quarter of 2003. Premium income for the recently issued individual income protection line increased 9.8 percent to $134.1 million in the fourth quarter of 2004 from $122.1 million in the fourth quarter of 2003. Finally, premium income for the long-term care line increased 7.8 percent to $114.4 million in the fourth quarter of 2004 from $106.1 million in the fourth quarter of 2003.

New annualized sales (submitted date basis) for group long-term income protection fully insured products declined 31.9 percent to $104.2 million in the fourth quarter of 2004, from $153.0 million in the fourth quarter of 2003. New annualized sales (submitted date basis) for group short-term income protection fully insured products declined 52.3 percent to $28.6 million in the fourth quarter of 2004, from $60.0 million in the fourth quarter of 2003. New annualized sales (paid for basis) for recently issued individual income protection declined 17.8 percent to $27.3 million in the fourth quarter of 2004 from $33.2 million in the fourth quarter of 2003. The decline in sales activity is primarily due to the Company’s disciplined pricing strategy and the competitive market environment.

Premium persistency in the Company’s U.S. group long-term income protection block was 84.8 percent for the full year of 2004, compared to 87.2 percent for the full year 2003. This decline is consistent with the Company’s efforts to re-price portions of its in-force business in order to improve its profitability. For 2005, the Company intends to again focus its efforts on re-pricing portions of its business to further improve profitability and therefore expects persistency for this block to decline to a range of approximately 80 to 82 percent. Persistency in the Company’s group short-term income protection line of business was 80.6 percent for full year 2004 compared to 84.5 percent for full year 2003. For 2005, the Company expects persistency in this line will be consistent with the 2004 experience.

The Life and Accident segment reported operating income of $75.3 million in the fourth quarter of 2004, compared to $72.6 million in the fourth quarter of 2003. Net investment income for this segment in the fourth quarter of 2004 included $4.9 million for the periodic adjustment of amortization on mortgage-backed securities. Submitted incidence trends in the U. S. group life line were slightly lower than the year ago experience, but were offset somewhat by an increase in the average claim size.

Premium income in this segment increased 2.0 percent to $492.1 million in the fourth quarter of 2004, compared to $482.4 million in the fourth quarter of 2003. New annualized sales (submitted date basis) in the group life line totaled $80.3 million in the fourth quarter of 2004, compared to $107.2 million in the fourth quarter of 2003. New annualized sales in the accidental death & dismemberment line of business totaled $4.6 million in the fourth quarter of 2004, compared to $11.4 million in the year ago quarter. New annualized sales in the brokerage voluntary life and other lines totaled $16.6 million in the fourth quarter of 2004 compared to $14.2 million in the fourth quarter of 2003.

Premium persistency in the Company’s U.S. group life line of business was 84.0 percent for full year 2004 compared to 83.2 percent for full year 2003. For 2005, the Company expects persistency for this line to decline to a range of approximately 74 to 76 percent due to higher terminations of large cases.

The Colonial segment reported operating income of $40.0 million in the fourth quarter of 2004, compared to $37.6 million in the fourth quarter of 2003. The benefit ratio for this segment improved to 54.6 percent in the fourth quarter of 2004 compared to 58.5 percent in the fourth quarter of 2003, reflecting a lower benefit ratio for the income protection and life product lines. Premium income for this segment increased 6.9 percent to $189.5 million in the fourth quarter of 2004, compared to $177.2 million in the fourth quarter of 2003. New annualized sales in this segment declined 5.9 percent to $92.4 million in the fourth quarter of 2004 from $98.2 million in the fourth quarter of 2003.

The Individual Income Protection – Closed Block segment reported operating income of $37.8 million in the fourth quarter of 2004 compared to $22.2 million in the fourth quarter of 2003. Included in the segment results for the fourth quarter of 2004 is a charge of $8.6 million related to the settlement of the multistate market conduct examination and net investment income of $13.3 million for the periodic adjustment of amortization on mortgage-backed securities. Incidence trends were slightly lower than the levels experienced in the fourth quarter of 2003, but were offset somewhat by a decline in recovery trends relative to the fourth quarter of 2003. Premium income for this segment was $239.3 million in the fourth quarter of 2004 compared to $237.4 million in the fourth quarter of 2003.

The Other segment, which includes results from products no longer actively marketed, reported operating income of $4.3 million in the fourth quarter of 2004, compared to a loss of $2.3 million in the fourth quarter of 2003. The restructuring of the Company’s ownership position in its Argentinean operation resulted in a loss of $4.7 million before tax in the fourth quarter of 2004 compared to a before tax loss of $13.5 million recognized in the fourth quarter of 2003 related to write-downs for this operation.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $31.5 million in the fourth quarter of 2004, compared to a loss of $46.6 million in the fourth quarter of 2003. Operating income in the fourth quarter of 2004 included $14.0 million of interest income related to the settlements with the IRS.

The Company’s average number of shares outstanding used to calculate the per diluted common share results was 302,248,001 for the fourth quarter of 2004 compared to 294,822,409 for the fourth quarter of 2003.

Book value per common share at December 31, 2004 was $24.36, compared to $24.55 at December 31, 2003.

UnumProvident Corporation senior management will host a conference call on Thursday, February 3 at 9:00 a.m. (eastern) to discuss the results of operations for the fourth quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-4900. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, February 9.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 11,600 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2003 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Operating Revenue by Segment	$2,650.8	$2,547.7	$10,435.7	$10,165.4
Net Realized Investment Gain (Loss)	25.8	(36.4)	29.2	(173.8)

Total Revenue	$2,676.6	$2,511.3	$10,464.9	$9,991.6

Operating Income (Loss) by Segment	$117.0	$(294.4)	$(288.7)	$(261.4)
Net Realized Investment Gain (Loss)	25.8	(36.4)	29.2	(173.8)
Income Tax (Benefit)	8.3	(122.8)	(67.3)	(170.6)

Income (Loss) from Continuing Operations	134.5	(208.0)	(192.2)	(264.6)
Loss from Discontinued Operations, Net of Tax	—	(179.1)	(60.8)	(161.7)
Cumulative Effect of Accounting Principle Change, Net of Tax	—	39.9	—	39.9

Net Income (Loss)	$134.5	$(347.2)	$(253.0)	$(386.4)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.45	$(0.71)	$(0.65)	$(0.96)
Loss from Discontinued Operations, Net of Tax	—	(0.61)	(0.21)	(0.58)
Cumulative Effect of Accounting Principle Change, Net of Tax	—	0.14	—	0.14

Net Income (Loss)	$0.45	$(1.18)	$(0.86)	$(1.40)

Basic:
Income (Loss) from Continuing Operations	$0.46	$(0.71)	$(0.65)	$(0.96)
Loss from Discontinued Operations, Net of Tax	—	(0.61)	(0.21)	(0.58)
Cumulative Effect of Accounting Principle Change, Net of Tax	—	0.14	—	0.14

Net Income (Loss)	$0.46	$(1.18)	$(0.86)	$(1.40)

Weighted Average Common Shares - Assuming Dilution (000s)	302,248.0	294,822.4	295,224.3	276,132.2
Weighted Average Common Shares - Basic (000s)	295,369.7	294,822.4	295,224.3	276,132.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
	(in millions)	Per Share *	(in millions)	Per Share *
Operating Income (Loss) Before Income Tax and Net Realized Investment Gain (Loss)	$117.0		$(294.4)
Income Tax (Benefit) on Operating Income (Loss)	(0.7)		(110.3)

Operating Income (Loss), Net of Tax	117.7	$0.39	(184.1)	$(0.63)
Net Realized Investment Gain (Loss)	25.8	0.09	(36.4)	(0.12)
Income Tax (Benefit) on Net Realized Investment Gain (Loss)	9.0	0.03	(12.5)	(0.04)

Income (Loss) from Continuing Operations, Net of Tax	$134.5	$0.45	$(208.0)	$(0.71)

* Assuming Dilution

	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
	(in millions)	Benefit Ratio **	(in millions)	Benefit Ratio **
Group Income Protection
Premium Income	$785.7		$779.0
Benefits and Change in Reserves for Future Benefits	$771.4	98.2%	$1,163.9	149.4%
Multistate Settlement	80.2		—
Reserve Strengthening	—		440.0

Benefits and Change in Reserves for Future Benefits, excluding Multistate Settlement and Reserve Strengthening	$691.2	88.0%	$723.9	92.9%

**	Benefits and Change in Reserves for Future Benefits as a % of Premium Income